EXHIBIT 7.2

December 21, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: Granite City Food & Brewery Ltd.

We have read the statements included under Item 4.02 of the Form 8-K report filed on December 21, 2004 regarding the need for Granite City Food & Brewery Ltd. to restate its financial statements for the fiscal year ended December 29, 2002 and all subsequent annual and interim periods. We agree with such statements made by the Company.

/s/ Schechter Dokken Kanter Andrews & Selcer Ltd

Minneapolis, MN